CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee
Nomura Income Equity Linked Securities due November 22, 2016	$10,000,000	$1,162.00(1)

(1) Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-191250,

333-191250-01

PrICING SUPPLEMENT DATED MAY 20, 2015

TO THE PROSPECTUS DATED SEPTEMBER 19, 2013

AND THE PRODUCT PROSPECTUS SUPPLEMENT DATED SEPTEMBER 23, 2013

US$10,000,000

Nomura America Finance, LLC

Senior Global Medium-Term Notes, Series A

Fully and Unconditionally Guaranteed by Nomura Holdings, Inc.

Nomura Income Equity Linked Securities due November 22, 2016

•	Nomura America Finance, LLC is offering Nomura income equity linked securities due November 22, 2016 (which we refer to as the “notes”) described below, which are linked to the common stock of Yahoo! Inc. (which we refer to as the “reference asset”). The notes are unsecured securities. All payments on the notes are subject to our credit risk and that of the guarantor of the notes, Nomura Holdings, Inc.

•	The notes provide exposure to the performance of the reference asset during the term of the notes, subject to the terms described in this pricing supplement and in the accompanying product prospectus supplement and prospectus.

•	At maturity:

•	if the final determination price is greater than the upside participation trigger, the cash settlement amount for each $1,000 principal amount of the notes will be the sum of (a) $1,000 and (b) the product of (x) the result of $1,000 divided by the initial value, (y) the upside participation rate and (z) the result of (i) the final determination price minus (ii) the upside participation trigger;

•	if the final determination price is greater than or equal to the initial value but less than or equal to the upside participation trigger, the cash settlement amount for each $1,000 principal amount of the notes will be $1,000; or

•	if the final determination price is less than the initial value, the cash settlement amount for each $1,000 principal amount of the notes will be the greater of (a) the product of (x) $1,000 times (y) a fraction, the numerator of which is the final determination price and the denominator of which is the initial value, and (b) $750.00.

•	The notes are not ordinary debt securities; you could lose up to 25% of your investment in the notes. In addition, you will not benefit from any increase in the closing value of the reference asset at any time other than on the final valuation date. You should carefully consider whether the notes are suited to your particular circumstances.

Issuer:	Nomura America Finance, LLC (“we” or “us”)
Guarantor:	Nomura Holdings, Inc. (“Nomura”)
Principal Amount:	US$10,000,000 (the principal amount of the notes may be increased if we, in our sole discretion, decide to sell an additional amount of the notes on a date subsequent to the trade date).
Interest Rate:	1.72% per annum
Reference Asset:	Yahoo! Inc. The reference asset may be subject to adjustments as described under “Description of Your Notes—Adjustments” in this pricing supplement.
Original Issue Date:	May 22, 2015
Stated Maturity Date:	November 22, 2016, unless that date is not a business day, in which case the maturity date will be the next following business day. The actual maturity date for the notes may be different if adjusted as described under “Description of Your Notes—Final Valuation Date; Effect of Market Disruption Events; Adjusted Maturity Date” in this pricing supplement and “General Terms of the Notes—Market Disruption Events” in the accompanying product prospectus supplement. No interest will accrue from and including November 22, 2016.
Final Valuation Date:	November 17, 2016, subject to postponement as described under “Description of Your Notes—Final Valuation Date; Effect of Market Disruption Events; Adjusted Maturity Date” in this pricing supplement and “General Terms of the Notes—Market Disruption Events” in the accompanying product prospectus supplement.
Initial Value:	$44.436. The provisions under “General Terms of the Notes—Anti-Dilution Adjustments” in the accompanying product prospectus supplement shall not apply to the notes and the initial value will not be subject to adjustment under those provisions.
Final Value:	The closing value of the reference asset on the final valuation date
Closing Value:	The closing value of the reference asset on any day is the closing price of the reference asset on such day, as described under “General Terms of the Notes—Special Calculation Provisions—Closing Price” in the accompanying product prospectus supplement.
Cash Settlement Amount:

The cash settlement amount will depend on the final determination price. The cash settlement amount that will be paid for each $1,000 principal amount of the notes on the maturity date will be an amount in cash equal to:

•	if the final determination price is greater than the upside participation trigger, the sum of (a) $1,000 and (b) the product of (x) the result of $1,000 divided by the initial value, (y) the upside participation rate and (z) the result of (i) the final determination price minus (ii) the upside participation trigger;
•	if the final determination price is greater than or equal to the initial value but less than or equal to the upside participation trigger, $1,000; or
•	if the final determination price is less than the initial value, the greater of (a) the product of (x) $1,000 times (y) a fraction, the numerator of which is the final determination price and the denominator of which is the initial value, and (b) $750.00.

If the final determination price is less than the initial value, the cash settlement amount payable on your notes on the maturity date will be less than the principal amount of your notes. The cash settlement amount for each $1,000 principal amount of the notes, however, will never be less $750.00.

Final Determination Price:	The final determination price will be equal to the product of (x) the final value and (y) the multiplier.
Upside Participation Trigger:	$49.991
Upside Participation Rate:	80%
Multiplier:	Initially 1.0, subject to adjustment as described under “Description of Your Notes—
PS-2

Adjustments” in this pricing supplement.
Participation Trigger Monitoring Period:	The final valuation date, subject to adjustment as described under “General Terms of the Notes—Market Disruption Events” in the accompanying product prospectus supplement.
Monitoring Type:	Closing value monitoring, as described under “General Terms of the Notes—Monitoring” in the accompanying product prospectus supplement.
Interest Payment Dates:	Quarterly on May 22, August 22, November 22 and February 22 of each year, commencing August 22, 2015, subject to the business day convention (as defined below), and ending on the stated maturity date.
Regular Record Dates:	The fifth business day preceding the applicable interest payment date.
Business Day:	New York business day, as described under “Description of Debt Securities and Guarantee—Business Days” in the accompanying prospectus.
Day Count Convention:	30/360, as described under “Description of Debt Securities and Guarantee—Common Day Count Conventions” in the accompanying prospectus.
Business Day Convention:	Following unadjusted business day convention, as described under “Description of Debt Securities and Guarantee—Business Day Conventions” in the accompanying prospectus.
Denominations:	$1,000 and integral multiples thereof
Defeasance:	Not applicable
Program:	Senior Global Medium-Term Notes, Series A
CUSIP No.:	65539ABW9
ISIN No.:	US65539ABW99
Currency:	U.S. dollars
Calculation Agent:	Nomura Securities International, Inc.
Paying Agent and Transfer Agent:	Deutsche Bank Trust Company Americas
Clearance and Settlement:	DTC (including through its indirect participants Euroclear and Clearstream, as described under “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus)
Trade Date:	May 20, 2015
Minimum Initial Investment Amount:	$10,000
Public Offering Price:	100.00%
Listing:	The notes will not be listed on any securities exchange
Distribution Agent:	Nomura Securities International, Inc.
Description and Terms of the Notes to Be Incorporated Into the Master Note:	All of the terms appearing on this cover page beginning with “Issuer” and ending with and including “Clearance and Settlement.”

Investing in the notes involves certain risks, including our and Nomura’s credit risk. You should carefully consider the risk factors under “Additional Risk Factors Specific to Your Notes” beginning on page PS-6 of this pricing supplement, under “Additional Risk Factors Specific to the Notes” beginning on page PS-11 of the accompanying product prospectus supplement, under “Risk Factors” beginning on page 7 in the accompanying prospectus, and any risk factors incorporated by reference into the accompanying prospectus before you invest in the notes.

The estimated value of your notes at the time the terms of your notes were set on the trade date (as determined by reference to pricing models used by Nomura Securities International, Inc.) is equal to approximately $975.40 per face amount, which is less than the original issue price.

We expect delivery of the notes will be made against payment therefor on or about the original issue date specified above (this settlement cycle being referred to as “T+2”).

The notes will be our unsecured obligations. We are not a bank, and the notes will not constitute deposits insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

	Price to Public	Agent’s Commission	Proceeds to Issuer
Per Note	100.00%	0.00%	100.00%
Total	$10,000,000	$0	$10,000,000

PS-3

The agent will purchase the notes from us at the price to the public less the agent’s commission. The price to public, agent’s commission and proceeds to issuer listed above relate to the notes we sell initially. We may decide to sell additional notes after the trade date but prior to the original issue date, at a price to public, agent’s commission and proceeds to issuer that differ from the amounts set forth above.

We will use this pricing supplement in the initial sale of the notes. In addition, Nomura Securities International, Inc. or another of our affiliates may use this pricing supplement in market-making transactions in the notes after their initial sale. Unless we inform or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement. Any representation to the contrary is a criminal offense.

Nomura

PS-4

ADDITIONAL INFORMATION

You should read this pricing supplement together with the prospectus, dated September 19, 2013 (the “prospectus”), and the product prospectus supplement, dated September 23, 2013 (the “product prospectus supplement”), relating to our Senior Global Medium-Term Notes, Series A, of which these notes are a part. In the event of any conflict, the terms of this pricing supplement will control.

This pricing supplement, together with the prospectus and the product prospectus supplement, contains the terms of the notes. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the accompanying prospectus, dated September 19, 2013, under “Additional Risk Factors Specific to the Notes” in the accompanying product prospectus supplement, dated September 23, 2013, and under “Additional Risk Factors Specific to Your Notes” in this pricing supplement. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide. This pricing supplement is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement is current only as of its date.

Our central index key, or “CIK,” on the SEC website is 0001383951. Alternatively, Nomura will arrange to send you these documents if you so request by calling (212) 667-1928 or e-mailing fidsalessupport@us.nomura.com.

You may access the prospectus and the product prospectus supplement on the SEC web site at www.sec.gov as follows:

•	Prospectus, dated September 19, 2013:

http://www.sec.gov/Archives/edgar/data/1163653/000119312513371180/d574488df3asr.htm

•	Product prospectus supplement, dated September 23, 2013

http://www.sec.gov/Archives/edgar/data/1163653/000119312513374860/d599177d424b3.htm

PS-5

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

  An investment in your notes is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus, dated September 19, 2013, and under “Additional Risk Factors Specific to the Notes” in the accompanying product prospectus supplement, dated September 23, 2013. You should carefully consider whether the notes are suited to your particular circumstances. Your notes are not secured debt.

Please note that in this section entitled “Additional Risk Factors Specific to Your Notes,” references to “holders” mean those who own notes registered in their own names on the books that we, Nomura or the trustee, maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the notes should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

This pricing supplement should be read together with the accompanying prospectus and the accompanying product prospectus supplement. The information in the accompanying prospectus and the accompanying product prospectus supplement is supplemented by, and to the extent inconsistent therewith replaced and superseded by, the information in this pricing supplement. We urge you to read all of the following information about all of the risks associated with the notes, together with the other information in this pricing supplement, the accompanying prospectus and the accompanying product prospectus supplement before investing in the notes.

You Are Subject to Nomura’s Credit Risk, and the Value of Your Notes May Be Adversely Affected by Negative Changes in the Market’s Perception of Nomura’s Creditworthiness

By purchasing the notes, you are making, in part, a decision about Nomura’s ability to pay you the amounts you are owed pursuant to the terms of your notes. Substantially all of our assets consist of loans to and other receivables from Nomura and its subsidiaries. Our obligations under your notes are guaranteed by Nomura. Therefore, as a practical matter, our ability to pay you amounts we owe on the notes is directly or indirectly linked solely to Nomura’s creditworthiness. In addition, the market’s perception of Nomura’s creditworthiness generally will directly impact the value of your notes. If Nomura becomes or is perceived as becoming less creditworthy following your purchase of notes, you should expect that the notes will decline in value in the secondary market, perhaps substantially. If you sell your notes in the secondary market in such an environment, you may incur a substantial loss.

The Estimated Value of Your Notes at the Time the Terms of Your Notes Were Set on the Trade Date (as Determined by Reference to Our Pricing Models) Is Less Than the Original Issue Price of Your Notes

The original issue price for your notes exceeded the estimated value of your notes as of the time the terms of your notes were set on the trade date, as determined by reference to our pricing models. Such estimated value is set forth on the front cover of this pricing supplement. After the trade date, the estimated value, as determined by reference to these pricing models, may be affected by changes in market conditions, our and Nomura’s creditworthiness and other relevant factors. If Nomura Securities International, Inc. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which Nomura Securities International, Inc. will buy or sell your notes at any time also will reflect, among other things, its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes were set on the trade date, as will be disclosed on the front cover of this pricing supplement, our pricing models considered certain variables, including principally Nomura’s internal funding rates, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. In addition, our internal funding rate used in our models generally results in a higher estimated value of your notes than would result if we estimated the value using our credit spreads for our conventional fixed rate debt. As a result, the actual value you would receive if you sold your notes in the secondary market may differ, possibly even materially, from the estimated value of your notes that was determined by reference to our pricing models as of the time the terms of your notes were set on the trade date due to, among other things, any differences in pricing models, third-parties’ use of our credit spreads in their models, or assumptions used by other market participants.

The difference between the estimated value of your notes as of the time the terms of your notes were set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to our affiliates and the amounts our affiliates pay to us in connection with their agreement to hedge our obligations on your notes.

PS-6

Because Nomura Is a Holding Company, Your Right to Receive Payments on Nomura’s Guarantee of the Notes is Subordinated to the Liabilities of Nomura’s Other Subsidiaries

The ability of Nomura to make payments, as guarantor, on the notes, depends upon Nomura’s receipt of dividends, loan payments and other funds from subsidiaries. In addition, if any of Nomura’s subsidiaries becomes insolvent, the direct creditors of that subsidiary will have a prior claim on its assets, and Nomura’s rights and the rights of Nomura’s creditors, including your rights as an owner of the notes, will be subject to that prior claim.

Nomura’s subsidiaries are subject to various laws and regulations that may restrict Nomura’s ability to receive dividends, loan payments and other funds from subsidiaries. In particular, many of Nomura’s subsidiaries, including its broker-dealer subsidiaries, are subject to laws and regulations, including regulatory capital requirements, that authorize regulatory bodies to block or reduce the flow of funds to the parent holding company, or that prohibit such transfers altogether in certain circumstances. For example, Nomura Securities Co., Ltd., Nomura Securities International, Inc., Nomura International plc and Nomura International (Hong Kong) Limited, Nomura’s main broker-dealer subsidiaries, are subject to regulatory capital requirements that could limit the transfer of funds to Nomura. These laws and regulations may hinder Nomura’s ability to access funds needed to make payments on Nomura’s obligations.

You May Lose Up to 25% of Your Investment in the Notes

You may lose up to 25% of your investment in the notes. If the final determination price is less than the initial value, the cash settlement amount payable on the notes on the maturity date will be less than the principal amount. More specifically, under such circumstances, you will lose 1% of the principal amount of your notes for every 1% that the final determination price is below the initial value, subject to the floor of $750.00. You should not invest in the notes unless you can withstand the loss of some or all of your investment in the notes.

The Initial Value Was Set Prior to the Trade Date, Which May Increase the Likelihood that You Will Lose Up to 25% of Your Investment

Due to the fact that the initial value was set prior to the trade date, if the closing value declines on or before the trade date from the initial value, there is a greater likelihood that you may lose up to 25% of your investment. Your likelihood of losing up to 25% of your investment is increased since the cash settlement amount is determined using the initial value and not the value of the index on the trade date. You should check the closing value on the trade date prior to making an investment in the notes.

The Cash Settlement Amount Will Be Greater Than the Principal Amount of Your Notes At Maturity Only if the Final Determination Price Is Greater Than the Upside Participation Trigger

You will not participate in any appreciation in the price of the reference asset through an investment in the notes unless the price of the reference asset appreciates by more than 12.5% from the initial value to the final determination price. Furthermore, you will not fully participate in any appreciation of the reference asset in excess of the upside participation trigger. Any such participation will be on less than a 1-for-1 basis as the upside participation rate is less than 100%.

There Are Potential Conflicts of Interest Between You and the Calculation Agent and Between You and Our Other Affiliates

The calculation agent will, among other things, determine the cash settlement amount on the notes. We have initially appointed our affiliate, Nomura Securities International, Inc., to act as the calculation agent. We may change the calculation agent after the original issue date without notice to you. For a fuller description of the calculation agent’s role, see “General Terms of the Notes—Role of Calculation Agent” in the accompanying product prospectus supplement. The calculation agent will exercise its judgment when performing its functions and will make any determination required or permitted of it in its sole discretion. For example, the calculation agent may have to determine whether a market disruption event affecting the reference asset has occurred and may also have to determine the closing price in such case. This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. All determinations by the calculation agent are final and binding on you absent manifest error. Since this determination by the calculation agent will affect the cash settlement amount on the notes, the calculation agent may have a conflict of interest if it needs to make a determination of this kind, and the cash settlement amount of your notes may be adversely affected. In addition, if the calculation agent determines that a market disruption event has occurred, it can postpone any relevant valuation date, which may have the effect of postponing the maturity date. If this occurs, you will receive the cash settlement amount after the originally scheduled maturity date but will not receive any additional payment or any interest on such postponed cash settlement amount.

We or our affiliates may have other conflicts of interest with holders of the notes. See “Additional Risk Factors Specific to the Notes—Our or Our Affiliates’ Business Activities May Create Conflicts of Interest” in the accompanying product prospectus supplement.

PS-7

Your Return May Be Lower Than the Return on Other Debt Securities of Comparable Maturity

The interest payable on your notes may be at a rate that is below the prevailing market rate for our debt securities that are not linked to a reference asset. Consequently, unless the cash settlement amount payable on your notes on the maturity date substantially exceeds the amount you paid for your notes, the overall return you earn on your notes could be less than what you would have earned by investing in a traditional interest-bearing debt security with the same stated maturity date that is not linked to a reference asset. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

The Reference Asset Will Be Subject to Various Business and Market Risks

The issuer of the reference asset is subject to various business and market risks that may adversely affect the value of the reference asset. Consequently, the value of the reference asset may fluctuate depending on the markets in which the issuer operates. The value of the reference asset can rise or fall sharply due to factors specific to the reference asset and the issuer, such as equity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, and by general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You should familiarize yourself with the business and market risks faced by the reference asset issuer, and consider those risks, along with the risks described in this pricing supplement and in the accompanying prospectus and product prospectus supplement, in considering whether to invest in the notes. See “Reference Asset Issuer or Sponsor” in the accompanying product prospectus supplement and “Reference Asset Issuer” in this pricing supplement.

Your Investment in the Notes May Be Subject to Concentration Risks

Since the reference asset is an equity security, you will be exposed to declines in the value of that reference asset, even if that reference asset substantially outperforms other companies in the same business sector, market or country. Although your investment in the notes will not result in the ownership or other direct interest in an equity security, the return on your investment in the notes will be subject to certain risks similar to those associated with direct equity investments in the reference asset or the market, geographic region or sector represented by the reference asset. Therefore, the notes may not perform as well as a more diversified investment.

Owning the Notes Is Not the Same as Owning the Reference Asset

The return on your notes will not reflect the return you would realize if you actually owned the reference asset and held that investment for a similar period. All of the features that may apply to your notes could affect the cash settlement amount in a way that would cause your return to differ significantly, and perhaps adversely, from the return you would have received if you owned the reference asset. For example, the cash settlement amount will exceed the principal amount of your notes only if the final determination price is greater than the upside participation trigger ($49.991). Furthermore, you will not fully participate in any appreciation of the reference asset in excess of the upside participation trigger. Any such participation will be on less than a one-for-one basis as the upside participation rate is less than 100%.

In addition, although the multiplier will be adjusted for regular cash dividends and certain other dividends and distributions as described under “Description of Your Notes—Adjustments— Ordinary Cash Dividend Adjustments” and “Description of Your Notes—Adjustments— Anti-Dilution Adjustments—Other Dividends and Distributions” in this pricing supplement, even after taking into account such adjustments the return on your notes will not reflect the return you would realize if you actually owned the reference asset and received the dividends paid on the reference asset at the time they were paid. You will not receive any dividends that may be paid on the reference asset by the reference asset issuer. See “—You Will Not Have Any Shareholder Rights or Rights to Receive the Reference Asset” below for additional information.

Our or Our Affiliates’ Hedging and Trading Activities May Adversely Affect the Market Value of the Notes

As described under “Use of Proceeds and Hedging” in the accompanying product prospectus supplement, we or one or more of our affiliates may hedge our obligations under the notes by entering into transactions involving purchases of the reference asset or futures and/or other derivative instruments linked to the reference asset. We also expect that we or one or more of our affiliates will adjust these hedges by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to any of the foregoing, at any time and from time to time, and unwind the hedge by selling any of the foregoing on or before the final valuation date for the notes. Our or our affiliates’ hedging activities may result in our or our affiliates’ receiving a substantial return on these hedging activities even if your investment in the notes results in a loss to you.

These hedging activities could adversely affect the value of the reference asset and, therefore, the market value of the notes and the cash settlement amount payable at maturity. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the reference asset. By introducing

PS-8

competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes and the cash settlement amount payable at maturity.

We Will Not Hold the Reference Asset for Your Benefit

The indenture and the terms governing your notes do not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of the reference asset that we or they may acquire. Neither we nor our affiliates will pledge or otherwise hold the reference asset for your benefit. Consequently, in the event of our bankruptcy, insolvency or liquidation, any reference asset that we own will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

You Will Not Have Any Shareholder Rights or Rights to Receive the Reference Asset

Investing in the notes will not make you a holder of the reference asset. Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the reference asset. Your notes will be paid in cash, and you will have no right to receive delivery of the reference asset.

You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Reference Asset

In the ordinary course of business, Nomura or any of its affiliates may have expressed views on expected movements in the reference asset, and may do so in the future. These views or reports may be communicated to Nomura’s clients and clients of its affiliates. However, any such views are and will be subject to change from time to time. Moreover, other professionals who deal in markets relating to the reference asset may at any time have significantly different views from those of Nomura or its affiliates. In addition, we or one or more of our affiliates may, at present or in the future, engage in business with the reference asset issuer, including making loans to (and exercising creditors’ remedies with respect to such loans), making equity investments in or providing investment banking, asset management or other advisory services to, the reference asset issuer. These activities may present a conflict between us and our affiliates and you. In the course of that business, we or any of our affiliates may acquire non-public information about the reference asset issuer. If we or any of our affiliates do acquire such non-public information, we are not obligated to disclose such non-public information to you. For these reasons, you are encouraged to derive information concerning the reference asset from multiple sources, and you should not rely on any of the views that may have been expressed or that may be expressed in the future by Nomura or any of its affiliates. Neither the offering of the notes nor any view which Nomura or any of its affiliates from time to time may express in the ordinary course of business constitutes a recommendation as to the merits of an investment in the notes.

You Will Have Limited Anti-Dilution Protection

For certain corporate events affecting the reference asset the calculation agent may make adjustments to the multiplier. However, the calculation agent will not make an adjustment in response to all events that could affect the reference asset. Different calculation agents may exercise their discretion differently, and different notes or other instruments that are subject to anti-dilution adjustments may provide for additional, fewer, or different adjustments than those provided in your notes. You should understand fully these adjustments before making an investment in the notes. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustment will be made by the calculation agent.

You should refer to “Description of Your Notes—Adjustments” in this pricing supplement and “General Terms of the Notes—Role of Calculation Agent” in the accompanying product prospectus supplement for a description of the items that the calculation agent is responsible for determining.

In Some Circumstances, the Payment You Receive on the Notes at Maturity May Be Based on Securities Other Than the Original Reference Asset

Following certain corporate events relating to the issuer of the reference asset where such issuer is not the surviving entity, the cash settlement amount you receive at maturity may be based on a security of a successor to the reference asset issuer or any cash or any other assets distributed to holders of the reference asset in such corporate event, which may include securities issued by a non-U.S. company and quoted and traded in a foreign currency. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the notes. We describe the specific corporate events that may lead to these adjustments and the procedures for selecting distribution property under “Description of Your Notes—Adjustments—Anti-Dilution Adjustments—Reorganization Events” in this pricing supplement.

PS-9

The Value of Your Notes May Be Adversely Affected if the Reference Asset Is Delisted or if Its Trading Is Suspended

In the event of a delisting or suspension of trading of shares of the reference asset, the calculation agent may designate a substitute reference asset. If the calculation agent determines that no substitute reference asset comparable to the reference asset exists or if such substitute reference asset selected by the calculation agent is subsequently delisted or trading in such substitute reference asset is subsequently suspended, then the calculation agent will deem the closing price of the reference asset or substitute reference asset, as the case may be, on the trading day immediately prior to its delisting or suspension to be the closing price of the reference asset or substitute reference asset, as the case may be, on every remaining trading day to, and including, the final valuation date. See “Description of Your Notes—Adjustments—Modification of the Reference Asset or Unavailability of the Price of the Reference Asset” in this pricing supplement and “General Terms of the Notes—Role of Calculation Agent” in the accompanying product prospectus supplement. The reference asset issuer is not involved in the offer of the notes and has any obligation to consider your interest as an owner of the notes in taking any actions that might affect the market value of your notes. Delisting or termination of the reference asset and the consequent adjustments may materially and adversely affect the value of the notes.

The Issuer of the Reference Asset Will Not Have Any Role or Responsibilities with Respect to the Notes

The issuer of the reference asset will not have authorized or approved the notes, and will not be involved in the offering. The issuer of the reference asset will not have any financial or legal obligation with respect to the notes or the amounts to be paid to you, including any obligation to take our needs or your needs into consideration for any reason, such as when taking any corporate actions that might affect the value of the reference asset or the notes. The issuer of the reference asset will not receive any of the proceeds from the offering of the notes. The issuer of the reference asset will not be responsible for, or participate in, the determination or calculation of the amounts receivable by holders of the notes.

We and Our Affiliates Have No Affiliation with the Reference Asset Issuer and Have Not Independently Verified Its Public Disclosure of Information

We and our affiliates are not affiliated in any way with the reference asset issuer. This pricing supplement relates only to the notes and does not relate to the reference asset. The material provided herein concerning the reference asset issuer is derived from publicly available documents concerning such company without independent verification. Neither we nor any of our affiliates participated in the preparation of any of those documents or made any “due diligence” investigation or any inquiry of the reference asset issuer. Furthermore, neither we nor any of our affiliates knows whether the reference asset issuer has disclosed all events occurring before the date of this pricing supplement, including events that could affect the accuracy or completeness of these publicly available documents concerning the reference asset issuer. Subsequent disclosure of any event of this kind or the disclosure of, or failure to disclose, material future events concerning the reference asset issuer could affect the value of the notes and the amount payable on the notes. You, as an investor in the notes, should make your own investigation into the reference asset issuer.

In addition, there can be no assurance that the reference asset issuer will continue to be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and will distribute any reports, proxy statements and other information required thereby to its shareholders. In the event that the reference asset issuer ceases to be subject to such reporting requirements and the notes continue to be outstanding, pricing information for the notes may be more difficult to obtain and the value and liquidity of the notes may be adversely affected. Neither we nor any of our affiliates is responsible for the public disclosure of information by the reference asset issuer, whether contained in filings with the SEC or otherwise.

The Historical Performance of the Reference Asset Should Not Be Taken as an Indication of Its Future Performance

The historical prices of the reference asset included in this pricing supplement should not be taken as an indication of its future performance. Changes in the value of the reference asset will affect the market value of the notes, but it is impossible to predict whether the value of the reference asset will rise or fall during the term of the notes. The reference asset has performed differently in the past and is expected to perform differently in the future. The value of the reference asset will be influenced by complex and interrelated political, economic, financial and other factors.

The Market Value of Your Notes May Decrease at an Accelerated Rate as the Closing Value of the Reference Asset Approaches and Decreases Below the Initial Value

When the closing value of the reference asset decreases to a price near the initial value, the market value of the notes may decrease at a greater rate than the price of the reference asset.  If the closing value of the reference asset decreases to a price near or below the initial value, we expect that the market value of the notes will decrease, to reflect the fact that at maturity you may receive cash with a value that may be substantially less than the principal amount of your notes.

PS-10

The Cash Settlement Amount on Your Notes Will Be Determined by the Closing Value of the Reference Asset on the Final Valuation Date, Subject to Certain Other Terms of Your Notes

The cash settlement amount that will be paid on your notes on the maturity date will be determined based on the final determination price, which is in turn equal to the product of the closing value of the reference asset on the final valuation date and the multiplier. You will not benefit from the closing value of the reference asset at any time other than on the final valuation date. As a result, even if the closing value of the reference asset increases, remains steady or decreases only slightly during the term of the notes, you still could lose some or all of your investment if the closing value of the reference asset declines on the final valuation date. This could occur if, among other reasons, the reference asset is experiencing high volatility because of market, economic or political events on or near the final valuation date.

There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses

The notes will not be listed on any securities exchange, and there may be little or no secondary market for the notes. Nomura Securities International, Inc. and other affiliates of ours currently intend to make a market for the notes, although they are not required to do so. Nomura Securities International, Inc. or any other affiliate of ours may stop any such market-making activities at any time. Even if a secondary market for the notes develops, it may not provide significant liquidity and the notes may not trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your notes in any secondary market could be substantial.

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

If you sell your notes before the maturity date, you may have to do so at a substantial discount from the issue price and as a result you may suffer substantial losses.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

In addition to our and Nomura’s creditworthiness, a number of other economic and market factors will influence the value of the notes. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which are beyond our control, may among others, influence the market value of your notes:

•	value and volatility of the reference asset;
•	events involving or affecting the reference asset issuer;
•	dividend yield on the reference asset;
•	supply and demand for the notes, including inventory positions with Nomura Securities International, Inc. or any other market-maker;
•	the time to maturity of the notes;
•	interest and yield rates in the market generally and expectations about future interest and yield rates; and
•	economic, financial, political, regulatory or judicial events that affect the debt and equity markets generally or the market segment of which the reference asset is a part.

Each of these factors may influence the market value of your notes if you sell your notes before maturity. If you sell your notes prior to maturity, you may receive less than the principal amount of your notes.

Non-U.S. Investors May Be Subject to Certain Additional Risks

The notes will be denominated in U.S. dollars. If you are a non-U.S. investor who purchases the notes with a currency other than U.S. dollars, changes in rates of exchange may have an adverse effect on the value or price of, or income on, your investment.

The accompanying prospectus, the accompanying product prospectus supplement and this pricing supplement contain a general description of certain U.S. tax considerations relating to the notes under “United States Taxation” in the accompanying prospectus and under “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement and in this pricing supplement. If you are a non-U.S. investor, you should consult your tax advisors as to the consequences, under the tax laws of the country where you are resident for tax purposes, of acquiring, holding and disposing of the notes and receiving payments of principal or other amounts under the notes.

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA,” or the Internal Revenue Code of

PS-11

1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

PS-12

HYPOTHETICAL EXAMPLES OF CASH SETTLEMENT AMOUNTS

The examples set forth below are included for illustrative purposes only. The hypothetical initial and final values of the reference asset used to illustrate the calculation of the hypothetical cash settlement amounts at maturity are neither estimates nor forecasts of the closing value of the reference asset on the trade date, on the final valuation date or on any trading day prior to the maturity date. The hypothetical values shown below have been chosen arbitrarily and are not associated with Nomura Research forecasts and should not be taken as indicative of the future closing values of the reference asset. The actual market value of the notes on the maturity date or at any other time, including any time you may wish to sell the notes, may bear little relation to the hypothetical cash settlement amounts shown below, and these amounts should not be viewed as an indication of the financial return on an investment in the notes.

The following examples represent hypothetical cash settlement amounts for each $1,000 in principal amount of the notes based on a range of hypothetical final determination prices (expressed as a percentage of the initial value of the reference asset). The following examples assume an initial value of the reference asset of $44.436 and reflect an upside participation trigger that is equal to $49.991, an upside participation rate of 80% and a minimum cash settlement amount of $750.00. The following examples also assume that the notes are purchased on the original issue date and held to the maturity date, that there have been no dilution events or changes in or affecting the reference asset that would result in an adjustment to the multiplier, and that no market disruption events have occurred. If the final determination price is less than the initial value, you could lose up to 25% of your investment in the notes.

In addition, the following examples do not take into account the effects of applicable taxes.  Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the reference asset.

Hypothetical Final Determination Price (Expressed as a Percentage of the Initial Value of the Reference Asset)	Cash Settlement Amount at Maturity per $1,000 Principal Amount
150.00%	$1,300.00
140.00%	$1,220.00
130.00%	$1,140.00
120.00%	$1,060.00
112.50%	$1,000.00
110.00%	$1,000.00
100.00%	$1,000.00
90.00%	$900.00
80.00%	$800.00
75.00%	$750.00
70.00%	$750.00
60.00%	$750.00
50.00%	$750.00
40.00%	$750.00
30.00%	$750.00
20.00%	$750.00
10.00%	$750.00
0.00%	$750.00

We cannot predict the actual final value of the reference asset or the actual final determination price or what the market value of your notes will be on any particular trading day; nor can we predict the relationship between the closing value of the reference asset and the market value of your notes at any time prior to the maturity date. The actual cash settlement amount that you will receive at maturity and the rate of return on the notes will depend on the actual final determination price (including the actual final value of the reference asset on the final valuation date). Moreover, the assumptions on which the hypothetical examples are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of the notes on the maturity date may be very different from the information reflected in the table above.

PS-13

DESCRIPTION OF YOUR NOTES

General

The notes are fully and unconditionally guaranteed by Nomura and are therefore senior unsecured debt obligations of Nomura. We are not a bank, and the notes will not constitute deposits insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

The notes will be issued only in global form through DTC (including through its indirect participants Euroclear and Clearstream, as described under “Legal Ownership and Book-Entry Issuance—Global Security” in the accompanying prospectus).

Interest Payments

On each interest payment date, you will be paid an amount in cash equal to (i) the principal amount of your notes times (ii) the per annum interest rate of 1.72% described above times (iii) the applicable day count convention fraction (as calculated by applying the 30/360 day count convention).

Interest Payment Dates

Interest will be paid quarterly on May 22, August 22, November 22 and February 22 of each year, commencing August 22, 2015, subject to the business day convention, and ending on the stated maturity date.

As long as your notes are in global form, the regular record date for each interest payment date will be the fifth business day preceding such interest payment date. If the maturity date does not occur on the stated maturity date specified in this pricing supplement, however, the interest payment date scheduled for that date will instead occur on the postponed maturity date. No interest will accrue from and including the originally scheduled stated maturity date to and including the postponed maturity date, if the maturity date is so postponed.

Stated Maturity Date

The stated maturity date is November 22, 2016, unless that date is not a business day, in which case the maturity date will be the next following business day. The actual maturity date for the notes may be different if adjusted as described under “—Final Valuation Date; Effect of Market Disruption Events; Adjusted Maturity Date” below in this pricing supplement and “General Terms of the Notes—Market Disruption Events” in the accompanying product prospectus supplement.

Payment at Maturity

The cash settlement amount you will receive on the maturity date (subject to postponement as described below) will depend on the final determination price. The cash settlement amount that will be paid for each $1,000 principal amount of the notes on the maturity date will be an amount in cash equal to:

•	if the final determination price is greater than the upside participation trigger, the sum of (a) $1,000 and (b) the product of (x) the result of $1,000 divided by the initial value, (y) the upside participation rate and (z) the result of (i) the final determination price minus (ii) the upside participation trigger;

•	if the final determination price is greater than or equal to the initial value but less than or equal to the upside participation trigger, $1,000; or

•	if the final determination price is less than the initial value, the greater of (a) the product of (x) $1,000 times (y) a fraction, the numerator of which is the final determination price and the denominator of which is the initial value, and (b) $750.00.

If the final determination price is less than the initial value, the cash settlement amount payable on your notes on the maturity date will be less than the principal amount of your notes. The cash settlement amount for each $1,000 principal amount of the notes, however, will never be less than $750.00.

The initial value is 44.436. The provisions under “General Terms of the Notes—Anti-Dilution Adjustments” in the accompanying product prospectus supplement shall not apply to the notes and the initial value will not be subject to adjustment under those provisions.

The final value will be the closing value of the reference asset on the final valuation date.

The closing value of the reference asset on any day is the closing price of the reference asset on such day, as described under “General Terms of the Notes—Special Calculation Provisions—Closing Price” in the accompanying product prospectus supplement.

The final determination price will be equal to the product of (x) the final value and (y) the multiplier.

The upside participation trigger is $49.991.

The upside participation rate is 80%.

The minimum cash settlement amount is $750.00.

PS-14

The multiplier is initially 1.0, subject to adjustment as described under “—Adjustments” below in this pricing supplement.

Final Valuation Date; Effect of Market Disruption Events; Adjusted Maturity Date

The final valuation date is expected to be November 17, 2016. If, on that date, the calculation agent determines that a market disruption event with respect to the reference asset occurs or is continuing on a day that would otherwise be the final valuation date or that such day is not a trading day, the closing price of the reference asset for such day will be the closing price of the reference asset on the first following trading day on which the calculation agent determines that no market disruption event with respect to the reference asset occurs or is continuing. In no event, however, will the final valuation date be postponed by more than eight scheduled trading days.

If the final valuation date is postponed to the last possible day, and the calculation agent determines that a market disruption event occurs or is continuing on such last possible day, or that such day is not a trading day, such day will nevertheless be the final valuation date, and the closing price of the reference asset will be determined (or, if not determinable, estimated by the calculation agent in a manner which it, in its sole discretion, considers commercially reasonable under the circumstances) by the calculation agent on that eighth scheduled trading day, regardless of the occurrence or continuation of a market disruption event on that day. In such an event, the calculation agent will make a commercially reasonable estimate in its sole discretion of the closing price of the reference asset that would have prevailed in the absence of the market disruption event or non-trading day.

In the event that the final valuation date is postponed as described above, the maturity date will also be postponed such that the maturity date is three scheduled trading days following the postponed final valuation date, unless that date is not a business day, in which case the maturity date will be the next following business day. In such a case, you may not receive the cash settlement amount that we are obligated to deliver on the maturity date until several days after the originally scheduled stated maturity date. No interest will accrue from and including the originally scheduled stated maturity date to and including the postponed maturity date.

For a description of market disruption events, please see “General Terms of the Notes—Market Disruption Events—Reference Assets Consisting of an Equity Security” in the accompanying product prospectus supplement.

Adjustments

Anti-Dilution Adjustments

The multiplier is subject to adjustment by the calculation agent as a result of the dilution and reorganization events described in this section. The provisions under “General Terms of the Notes—Anti-Dilution Adjustments” in the accompanying product prospectus supplement shall not apply to the notes and the initial value of the reference asset will not be subject to adjustment under those provisions.

The adjustments described below do not cover all events that could affect the reference asset and, consequently, the value of your notes, such as a tender or exchange offer by the reference asset issuer for the reference asset at a premium to its market price or a tender or exchange offer made by a third party for less than all outstanding shares of the reference asset. We describe the risks relating to dilution under “Additional Risk Factors Specific to Your Notes—You Will Have Limited Anti-Dilution Protection” above.

How Adjustments Will Be Made

If one of the events described below occurs and the calculation agent determines that the event has a dilutive or concentrative effect on the theoretical value of the reference asset, the calculation agent will calculate such corresponding adjustment or series of adjustments to the multiplier as the calculation agent determines appropriate to account for that dilutive or concentrative effect. For example, if an adjustment is required because of a two-for-one stock split, then the multiplier will be doubled. The calculation agent will also determine the effective date(s) of any adjustment or series of adjustments it chooses to make and the replacement of the reference asset, if applicable, in the event of a consolidation or merger of the issuer of the reference asset with another entity. Upon making any such adjustment, the calculation agent will give notice as soon as practicable to the trustee, stating the corresponding adjustments to the multiplier.

If more than one event requiring an adjustment occurs, the calculation agent will make an adjustment for each event in the order in which the events occur and on a cumulative basis. Thus, the calculation agent will adjust the multiplier for the first event, then adjust the adjusted multiplier for the second event, and so on for any subsequent events.

No such adjustments will be made unless such adjustments, in the aggregate, would result in a change of at least 0.1% to the multiplier then in effect.

The calculation agent will make all determinations with respect to anti-dilution adjustments, including any determination as to whether an event requiring adjustments has occurred (including whether an event has a dilutive or concentrative effect on the theoretical value of the reference asset), as to the nature of the adjustments required and how they will be made or as to the value of any property distributed in a reorganization event with respect to those notes.

The following events are those that may require anti-dilution adjustments in the calculation agent’s sole discretion:

•	a subdivision, consolidation or reclassification of the reference asset or a free distribution or dividend of shares of the

PS-15

reference asset to existing holders of the reference asset by way of a bonus, capitalization or similar issue;
•	a distribution or dividend to existing holders of the reference asset of:
• additional shares of the reference asset as described under “—Stock Dividends” below,
• other share capital or securities granting the right to payment of dividends and/or proceeds of liquidation of the reference asset issuer equally or proportionately with such payments to holders of the reference asset, or
• any other type of securities, rights or warrants in any case that permit the holder thereof to subscribe for or purchase any asset or property (including the reference asset) at less than the prevailing closing price as determined by the calculation agent in its sole discretion;
•	the declaration by the reference asset issuer of an extraordinary or special dividend or other distribution, whether in cash or additional shares of the reference asset or other assets;
•	a repurchase by the reference asset issuer of its equity, whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise;
•	a consolidation of the reference asset issuer with another company or merger of the reference asset issuer with another company; and
•	any other similar event that may have a dilutive or concentrative effect on the theoretical value of the reference asset.

Stock Splits and Reverse Stock Splits

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share is worth less as a result of a stock split. A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share is worth more as a result of a reverse stock split.

If the reference asset is subject to a stock split or a reverse stock split, then the multiplier will be adjusted by multiplying the prior multiplier by the number of shares that a holder of one share of the reference asset before the effective date of that stock split or reverse stock split, as applicable, would have owned immediately following the applicable effective date.

Stock Dividends

In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share is worth less as a result of a stock dividend.

If the reference asset is subject to a stock dividend payable in shares of the reference asset, then the multiplier will be adjusted by multiplying the prior multiplier by the sum of one plus the number of additional shares issued in the stock dividend with respect to one share of the reference asset.

Other Dividends and Distributions

The multiplier will not be adjusted to reflect dividends or other distributions paid with respect to the reference asset, other than:

•	stock dividends described under “—Stock Dividends” above;

•	issuances of transferable rights and warrants as described under “—Transferable Rights and Warrants” below;

•	distributions that are spin-off events described under “—Reorganization Events” below; and
•	extraordinary cash dividends as described below.

A dividend or other distribution with respect to the reference asset will be deemed to be an extraordinary dividend if its per share value exceeds that of the immediately preceding non-extraordinary dividend, if any, for the reference asset by an amount equal to at least 10% of the closing price of the reference asset on the trading day before the ex-dividend date. Accordingly, it is not expected that anti-dilution adjustments will be made to the multiplier in the case of stock dividends payable in shares of the reference asset that are in lieu of or ordinary cash dividends payable with respect to shares of the reference asset. The ex-dividend date for any dividend or other distribution is the first day on which the reference asset trades without the right to receive that dividend or distribution.

If an extraordinary dividend, as described above, occurs with respect to the reference asset and is payable in cash, then the multiplier will be adjusted by multiplying the prior multiplier by the ratio of the closing price of the reference asset on the trading day before the ex-dividend date to the amount by which that closing price exceeds the extraordinary cash dividend amount.

The extraordinary cash dividend amount with respect to an extraordinary dividend for the reference asset equals:

•	for an extraordinary cash dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary cash dividend per share of the reference asset minus the amount per share of the reference asset of the immediately preceding dividend, if any, that was not an extraordinary dividend for the reference asset; or

PS-16

•	for an extraordinary cash dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary cash dividend.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent. A distribution payable to the holders of the reference asset that is both an extraordinary dividend and payable in the reference asset, or an issuance of rights or warrants with respect to the reference asset that is also an extraordinary dividend, will result in adjustments to the multiplier of the reference asset, as described under “—Stock Dividends” above or “—Transferable Rights and Warrants” below, as the case may be, and not as described here.

Transferable Rights and Warrants

If the reference asset issuer issues transferable rights or warrants to all holders of the reference asset to subscribe for or purchase any asset or property (including the reference asset) at an exercise price per share that is less than the closing price of such reference asset on the trading day before the ex-dividend date for such issuance, then the multiplier will be adjusted by multiplying the prior multiplier by the ratio of:

•	the number of shares of the reference asset outstanding at the close of business on the business day before that ex-dividend date plus the number of additional shares of the reference asset offered for subscription or purchase under those transferable rights or warrants, to

•	the number of shares of the reference asset outstanding at the close of business on the business day before that ex-dividend date plus (1) the total number of additional shares of the reference asset offered for subscription or purchase under the transferable rights or warrants times (2) the exercise price of those transferable rights or warrants divided by the closing price on the business day before that ex-dividend date.

Reorganization Events

Each of the following may be determined by the calculation agent to be a “reorganization event”:

•	the reference asset is reclassified or changed;

•	the issuer of the reference asset has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all outstanding shares of the reference asset are exchanged for or converted into other property;

•	a statutory share exchange involving outstanding shares of the reference asset and the securities of another entity occurs, other than as part of an event described above;

•	the issuer of the reference asset sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity;

•	the issuer of the reference asset effects a spin-off, that is, issues to all holders of the reference asset equity securities of another issuer, other than as part of an event described above; or

•	the issuer of the reference asset is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or another entity completes a tender or exchange offer for all the outstanding shares of the reference asset.

In this pricing supplement, references to the calculation agent adjusting the multiplier in respect of a dilution event or a reorganization event mean that the calculation agent may adjust the multiplier in the manner described in this section. If a reorganization event occurs, the distribution property (which may include securities issued by a non-U.S. company and quoted and traded in a foreign currency) distributed in, or as a result of, the event will be substituted for the reference asset as described below. Consequently, in this pricing supplement, references to the reference asset, where applicable, mean any distribution property that is distributed in a reorganization event and comprises the adjusted reference asset. Similarly, references to the issuer of the reference asset include any surviving or successor entity in a reorganization event affecting that issuer.

If a reorganization event occurs, then the determination of the closing price of the reference asset on any day (including the final valuation date) for all purposes will be made by the calculation agent based upon the amount, type and value of property or properties, if any—whether cash, securities, other property or a combination thereof—that a hypothetical prior holder of the reference asset would have been entitled to receive in, or as a result of, the reorganization event. We refer to this new property as the “distribution property.” Distribution property may consist of securities issued by a non-U.S. company and quoted and traded in a foreign currency. Accordingly, in such circumstances, the cash settlement amount you will be paid at maturity will be based upon the value of such distribution property, if any, as determined by the calculation agent. No interest will accrue on any distribution property.

For the purpose of making an adjustment required by a reorganization event, the calculation agent will determine the value of each type of distribution property, if any. For any distribution property consisting of a security (including a security issued by a non-U.S. company or quoted and traded in a foreign currency), the calculation agent will use the closing price of the security on the relevant date. The calculation agent may value other types of property in any manner it determines to be appropriate. If a holder of the reference asset may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution

PS-17

property will consist of the types and amounts of each type distributed to a holder of the reference asset that makes no election, as determined by the calculation agent.

If a reorganization event occurs with respect to the reference asset and the calculation agent adjusts the reference asset to consist of the distribution property in the event as described above (with corresponding adjustments to the multiplier), the calculation agent will make further anti-dilution adjustments for any later events that affect the distribution property, or any component of the distribution property, constituting the new reference asset (with corresponding adjustments to the multiplier). The calculation agent will do so to the same extent that it would make adjustments if the reference asset was outstanding and was affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the reference asset, the required adjustment will be made with respect to that component, as if it alone were the value of the reference asset (with corresponding adjustments to the multiplier).

For example, if the issuer of the reference asset merges into another company and each share of common stock that is the reference asset is converted into the right to receive two common shares of the surviving company and a specified amount of cash, the value of the reference asset will be adjusted to reflect the value of the two common shares of the surviving company and the specified amount of cash. Corresponding adjustments will be made to the multiplier. The calculation agent will adjust the common share component of the new value of the reference asset to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in this section, as if the common shares were issued by the issuer of the reference asset (with corresponding adjustments to the multiplier). In that event, the cash component will not be adjusted but will continue to be a component of the value of the reference asset (with no interest adjustment).

The calculation agent will be solely responsible for determination and calculation of the distribution property, if any, if a reorganization event occurs and any amounts due upon maturity of the notes, including the determination of the cash value of any distribution property.

If the distribution property consists of one or more securities issued by a non-U.S. company and quoted and traded in a foreign currency (the “non-U.S. securities”), then for all purposes, including the determination of the value of the distribution property (which may be affected by the closing price of the non-U.S. securities) at any time, the closing price of such non-U.S. securities will be converted to U.S. dollars as of the relevant date using the applicable exchange rate as described below.

On any date, the applicable exchange rate will be the WM/Reuters Closing spot rate of the local currency of such securities relative to the U.S. dollar as published by Thomson Reuters PLC (“Reuters”) on the relevant page for such rate, or Bloomberg page WMCO, in each case at approximately 4:00 P.M., New York City time, for such date. However, if such rate is not displayed on the relevant Reuters page or Bloomberg page WMCO on any date, the applicable exchange rate on such day will be equal to the average (mean) of the bid quotations in New York City solicited and received by the calculation agent at approximately 4:00 P.M., New York City time, on such date, from as many recognized foreign exchange dealers (provided that each such dealer commits to execute a contract at its applicable bid quotation), but not exceeding three, as will make such bid quotations available to the calculation agent for the purchase of the applicable foreign currency for U.S. dollars for settlement on the final valuation date in the aggregate amount of the applicable foreign currency payable to holders of the notes. If the calculation agent is unable to obtain at least one such bid quotation, the calculation agent will determine the exchange rate.

Each time the calculation agent adjusts the reference asset in connection with a reorganization event as described above, the calculation agent will also make corresponding adjustments to the multiplier to offset any change in your economic position as a holder of the notes that results from such an event.

Modification of the Reference Asset or Unavailability of the Price of the Reference Asset

The following provisions under this subsection shall apply to the notes, in lieu of the provisions under “General Terms of the Notes—Modification of the Reference Asset or Unavailability of the Price or Level of the Reference Asset” in the accompanying product prospectus supplement.

Reference Assets Consisting of Shares of a Common Stock

If shares of a common stock that are the reference asset (such common stock, an “original common stock”) are delisted or trading of such shares is suspended on the primary exchange for such shares other than as a result of a reorganization event as described under “—Anti-Dilution Adjustments—Reorganization Events” above, and such shares are immediately re-listed or approved for trading on a successor exchange which is a national securities exchange, then shares of such original common stock will continue to be deemed the reference asset.

If shares of an original common stock are delisted or trading of such shares is suspended on the primary exchange for such shares, and such shares are not immediately re-listed or approved for trading on a successor exchange which is a national securities exchange, then the calculation agent may, but is not required to, select a substitute common stock. A “substitute common stock” will be the common stock, which is listed or approved for trading on a major U.S. exchange or market, of a company that (i) satisfies all regulatory standards applicable to equity-linked securities at the time of such selection, (ii) is not subject to a hedging restriction and (iii) is the most comparable to the issuer of the original common stock as determined by the calculation agent based upon various criteria including but not limited to market capitalization, stock price volatility and dividend yield (the “substitute selection criteria”). A company is subject to a “hedging restriction” if we or any of our affiliates are subject to a trading restriction under our or any of our affiliates’ trading restriction policies that would materially limit our or any of our affiliates’ ability to hedge the notes with respect to the

PS-18

common stock or ADSs of such company. Shares of the substitute common stock will be deemed to be the reference asset and the calculation agent will determine the closing price of the reference asset on any date (including the determination of the final value of the reference asset) by reference to shares of the substitute common stock and adjust the multiplier for such situation.

If a substitute common stock is a security issued by a non-U.S. company, to the extent that a cash settlement amount is due at maturity, we will pay the cash settlement amount in U.S. dollars. On any date, the applicable exchange rate will be the WM/Reuters Closing spot rate of the local currency of the shares of such substitute common stock relative to the U.S. dollar as published by Reuters on the relevant page for such rate, or Bloomberg page WMCO, in each case at approximately 4:00 P.M., New York City time, for such date. However, if such rate is not displayed on the relevant Reuters page or Bloomberg page WMCO on any date, the applicable exchange rate on such day will be equal to the average (mean) of the bid quotations in New York City solicited and received by the calculation agent at approximately 4:00 P.M., New York City time, on such date, from as many recognized foreign exchange dealers (provided that each such dealer commits to execute a contract at its applicable bid quotation), but not exceeding three, as will make such bid quotations available to the calculation agent for the purchase of the applicable foreign currency for U.S. dollars for settlement on the final valuation date in the aggregate amount of the applicable foreign currency payable to holders of the notes. If the calculation agent is unable to obtain at least one such bid quotation, the calculation agent will determine the exchange rate.

If shares of an original common stock are delisted or trading of such shares is suspended and the calculation agent determines that no substitute common stock comparable to the original common stock exists, then the calculation agent will deem the closing price of shares of such original common stock on the trading day immediately prior to the delisting or suspension to be the closing price of the reference asset on every remaining trading day to, and including, the final valuation date.

Ordinary Cash Dividend Adjustments

The multiplier will be adjusted to account for any changes in the regular cash dividends payable to holders of the reference asset relative to the Expected Dividends (as defined below). For the avoidance of doubt, the multiplier will not be adjusted as described below in respect of any cash dividend that is not a regular cash dividend. A cash dividend with respect to the reference asset will be deemed to be a regular cash dividend if it is any cash dividend paid on the reference asset during a calendar period that is neither an extraordinary dividend nor the result of any other event, in each case as described under “—Anti-Dilution Adjustments” and “—Modification of the Reference Asset or Unavailability of the Price of the Reference Asset” above.

If the reference asset issuer pays a regular cash dividend for which the ex-dividend date falls within the period from (but excluding) the trade date to (and including) the final valuation date and the gross amount of any such regular cash dividend paid in respect of one share of the reference asset (an “Actual Dividend”) is greater than or less than the Expected Dividend relating to the relevant period, the multiplier will be adjusted (an “Ordinary Dividend Adjustment”) on such ex-dividend date such that the multiplier after the relevant adjustment will equal the multiplier immediately prior to the relevant adjustment multiplied by the Ordinary Dividend Adjustment Factor (as defined below). If the reference asset issuer declares, other than in connection with a Payment Period Adjustment (as described below), that it will pay no regular cash dividend in respect of a relevant period or no such declaration is so made but no such dividend is paid, an adjustment will be made in accordance with this paragraph (for which purpose the Actual Dividend shall be deemed to be zero) on the first business day immediately following the related regular Expected Ex-Dividend Date (as defined below) (or such other date that the calculation agent may determine appropriate to ensure an equitable result).

“Ordinary Dividend Adjustment Factor” means, in respect of an Actual Dividend, a ratio determined by the calculation agent as the quotient that is obtained by dividing (i) the sum of (a) the closing price of the reference asset on the scheduled trading day immediately preceding the ex-dividend date for payment of such Actual Dividend (the “Ordinary Dividend Closing Price”) and (b) the Dividend Differential by (ii) the Ordinary Dividend Closing Price.

“Dividend Differential” means, in respect of an Actual Dividend, (i) the amount of such Actual Dividend minus (ii) the related Expected Dividend for the corresponding period, which may be positive or negative.

“Expected Dividend” means 100 per cent. (100%) of the gross regular cash dividend expected to be declared in respect of one share of the reference asset corresponding to each ex-dividend date which is expected to occur (an “Expected Ex-Dividend Date”) within the period from (but excluding) the trade date to (and including) the final valuation date. Expected Dividend shall be deemed to be $0 for any relevant period.

If the reference asset issuer effects a change in the periodicity of its dividend payments (a “Payment Period Adjustment”), then the calculation agent will make an appropriate adjustment to the Expected Dividends to reflect such adjustment and to offset, to the extent practicable, the economic effect of such adjustment. For example, if the reference asset issuer declares regular cash dividends on a semi-annual basis in the future, the calculation agent will (i) make any adjustment on a semi-annual (instead of quarterly) basis for any period in which the dividend frequency is so changed and (ii) use the sum of the two Expected Dividends relating to that semi-annual period as the new Expected Dividend.

If the multiplier is adjusted as described under “—Anti-Dilution Adjustments” and “—Modification of the Reference Asset or Unavailability of the Price of the Reference Asset” above, the calculation agent may adjust the Expected Dividend to the extent (if any) it determines is appropriate to reflect the events giving rise to those other adjustments and to ensure an equitable result. For example, if the reference asset is subject to a 1-for-2 reverse stock split, then the calculation agent will double the Expected Dividend, and if the reference asset is subject to a 2-for-1 stock split, then the calculation agent will reduce the Expected Dividend by half.

PS-19

The calculation agent will make all determinations with respect to dividend adjustments, including whether an increased regular cash dividend or decreased regular cash dividend has been paid in respect of any period and, if so, the nature and amount of any adjustment to the exchange rate that may be made in respect of that dividend. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

PS-20

REFERENCE ASSET ISSUER

The reference asset issuer is Yahoo! Inc. According to publicly available information, Yahoo! Inc., together with its consolidated subsidiaries, is a guide focused on making users’ digital habits inspiring and entertaining. Yahoo! Inc. creates value for advertisers with a streamlined, simplified advertising technology stack that leverages its data, reach and analytics to connect advertisers with their target audiences. Yahoo! Inc.’s revenue is generated principally from display and search advertising.

Where Information About the Reference Asset Issuer Can Be Obtained

The reference asset is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed with the SEC can be inspected and copied at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, information filed by the reference asset issuer with the SEC electronically can be reviewed through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the reference asset issuer under the Exchange Act can be located by referencing its SEC file number 000-28018.

Information about the reference asset issuer may also be obtained from other sources such as press releases, newspaper articles and other publicly available documents.

We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by the reference asset issuer with the SEC.

We Obtained the Information About the Reference Asset Issuer from the Reference Asset Issuer’s Public Filings

This pricing supplement relates only to the notes and does not relate to the reference asset or other securities of the reference asset issuer. We have derived all information about the reference asset issuer in this pricing supplement from publicly available information, including those documents referred to in the preceding subsection. We have not participated in the preparation of any of those documents or made any “due diligence” investigation or inquiry with respect to the reference asset issuer in connection with the offering of the notes. We do not make any representation that any publicly available information about the reference asset or the reference asset issuer is accurate or complete. Furthermore, we do not know whether all events occurring before the date of this pricing supplement, including events that could affect the accuracy or completeness of these publicly available documents concerning the reference asset issuer, the trading price of the reference asset and, therefore, the cash settlement amount, have been publicly disclosed. Subsequent disclosure of any events of this kind or the disclosure of, or failure to disclose, material future events concerning the reference asset issuer could affect the value of the notes and the amount payable on the notes.

Neither we nor any of our affiliates makes any representation to you as to the performance of the reference asset. We or one or more of our affiliates may, at present or in the future, engage in business with the reference asset issuer, including making loans to (and exercising creditors’ remedies with respect to such loans), making equity investments in or providing investment banking, asset management or other advisory services to, the reference asset issuer. These activities may present a conflict between us and our affiliates and you. In the course of that business, we or any of our affiliates may acquire non-public information about the reference asset issuer. If we or any of our affiliates do acquire such non-public information, we are not obligated to disclose such non-public information to you. In addition, one or more of our affiliates may publish research reports about the reference asset issuer. As an investor in the notes, you should undertake such independent investigation of the reference asset issuer as in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

PS-21

HISTORICAL INFORMATION

Reference Asset

The closing price of the reference asset has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing price of the reference asset during any period shown below is not an indication that the closing price of the reference asset is more or less likely to increase or decrease at any time during the term of the notes. You should not take the historical closing price of the reference asset as an indication of future performance. We cannot give you any assurance that the future performance of the reference asset will result in your receiving any payments on the notes or that you will not lose your entire investment in the notes.

Neither we nor any of our affiliates makes any representation to you as to the performance of the reference asset. The actual performance of the reference asset over the life of the notes, as well as the amount payable at maturity, may bear little relation to the historical reference asset closing prices shown below.

The following table sets forth the published high, low and end of quarter closing prices of the reference asset for each calendar quarter from 2011 through a recent date, and the following graph sets forth the historical closing prices of the reference asset from the beginning of 2011 through a recent date.

We obtained the information in the table and graph below from Bloomberg Financial Services without independent verification. The historical closing prices of the reference asset set forth below should not be taken as an indication of future performance. We cannot give you any assurance that the final determination price will not fall below the initial value on the final valuation date.

Quarterly High, Low and Quarter End Closing Prices of the Reference Asset, 2011-Current

Quarter/Period Start Date	Quarter/Period End Date	High Closing Price	Low Closing Price	Quarter/Period End Closing Price
1/1/2011	3/31/2011	17.77	15.57	16.68
4/1/2011	6/30/2011	18.65	14.70	15.04
7/1/2011	9/30/2011	15.81	11.09	13.17
10/1/2011	12/31/2011	16.71	13.53	16.13
1/1/2012	3/31/2012	16.29	14.42	15.22
4/1/2012	6/30/2012	15.83	14.79	15.83
7/1/2012	9/30/2012	16.22	14.65	15.98
10/1/2012	12/31/2012	19.90	15.68	19.90
1/1/2013	3/31/2013	23.59	18.99	23.53
4/1/2013	6/30/2013	27.34	23.26	25.13
7/1/2013	9/30/2013	33.55	24.99	33.17
10/1/2013	12/31/2013	40.85	32.11	40.20
1/1/2014	3/31/2014	41.23	34.89	35.90
4/1/2014	6/30/2014	36.94	32.87	35.13
7/1/2014	9/30/2014	42.88	33.21	40.75
10/1/2014	12/31/2014	52.37	37.82	50.51
1/1/2015	3/31/2015	50.23	42.50	44.44
4/1/2015	5/18/2015	45.78	41.30	44.36

PS-22

PS-23

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes for United States holders (as defined in the accompanying prospectus) certain U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the notes. This summary supplements the section “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement and the section “United States Taxation” in the accompanying prospectus and is subject to the limitations and exceptions set forth therein.

Except as otherwise described below, the discussion under “United States Taxation” in the accompanying prospectus applies to the notes even though, as discussed below, the notes are likely to be treated as contingent payment debt instruments for U.S. federal income tax purposes. In addition, a United States alien holder (as defined in the accompanying prospectus) of notes will be subject to the tax treatment described under “United States Taxation—United States Alien Holders” in the accompanying prospectus.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

The notes are likely to be characterized and treated as debt instruments subject to the special rules governing contingent payment debt instruments for U.S. federal income tax purposes, and we intend to treat the notes as such.

Under the rules governing contingent payment debt instruments, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for your notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed-rate debt instrument with terms and conditions similar to your notes (the “comparable yield”) and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules will generally have the effect of requiring you to include increasing amounts of income in respect of the notes prior to your receipt of cash attributable to such income.

The amount of interest that you will be required to include in income in each accrual period for the notes will equal the product of the adjusted issue price for the notes at the beginning of the accrual period and the comparable yield for the notes for such period. The adjusted issue price of the notes will equal the original offering price for the notes increased by the amount of any interest that has accrued on the notes (under the rules governing contingent payment debt obligations) and decreased by the amount of interest that has been previously paid on the notes.

We have determined that the comparable yield for the notes is equal to 1.18% per annum, compounded quarterly. Based on the comparable yield, if you are an initial holder that holds the notes until the stated maturity date and you pay your taxes on a calendar year basis, we have determined that you will be generally required to include the following amount of ordinary income (subject to the positive and negative adjustments described below) for each $1,000 investment in the notes made at the original issue price: $7.17 in 2015 and $10.47 in 2016.

In addition, we have determined that the projected payments for the notes (based on an investment of $1,000) are as follows:

Payment Date	Payment Amount
August 22, 2015	$4.30
November 22, 2015	$4.30
February 22, 2016	$4.30
May 22, 2016	$4.30
August 22, 2016	$4.30
November 22, 2016	$996.14

PS-24

You are required to use the comparable yield and projected payment schedule set forth above in determining your interest accruals in respect of the notes, unless you timely disclose and justify on your U.S. federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of the notes, and we make no representations regarding the amount of contingent payments with respect to the notes. The amount of accrued interest that is reported on any Form 1099-OID for the notes will be based on the comparable yield and projected payment schedule set forth above.

If you purchase the notes for an amount that differs from the notes’ adjusted issue price at the time of the purchase, you must determine the extent to which the difference between the price you paid for the notes and the notes’ adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and allocate the difference accordingly. If you purchase the notes for an amount that is less than the adjusted issue price of the notes, you must (a) make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates and (b) make positive adjustments increasing the amount of ordinary income (or decreasing the amount of ordinary loss) that you would otherwise recognize upon the maturity of the notes to the extent of amounts allocated to a change in expectations as to the amount of the single projected payment at maturity. If you purchase the notes for an amount that is greater than the adjusted issue price of the notes, you must (a) make negative adjustments decreasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates and (b) make negative adjustments decreasing the amount of ordinary income (or increasing the amount of ordinary loss) that you would otherwise recognize upon the maturity of the notes to the extent of amounts allocated to a change in expectations as to the amount of the single projected payment at maturity. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of the notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

You will recognize gain or loss upon the sale, exchange, or maturity of the notes in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in the notes. In general, your adjusted basis in the notes will equal the amount you paid for the notes, increased by the amount of interest you previously accrued with respect to the notes (in accordance with the comparable yield for the notes), decreased by the amount of interest that you have received on the notes, and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make with respect to your notes under the rules set forth above.

Any gain you recognize upon the sale, exchange, or maturity of the notes will generally be ordinary interest income. Any loss you recognize at such time will generally be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of the notes, and thereafter, capital loss. If you are a noncorporate United States holder, you will generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and will generally not be able to carry such ordinary loss forward or back to offset income in other taxable years. The deductibility of capital losses is subject to limitations.

Alternative Treatments. It is possible that the notes should be treated as income-bearing prepaid derivative contracts for U.S. federal income tax purposes, in which case you would generally include the interest payments on the notes as ordinary income, and you would likely recognize capital gain or loss on sale, exchange, or maturity of the notes. Holders should consult their tax advisors regarding the possibility that the notes could be treated in this manner as well as the possible alternative treatments of the notes and the tax consequences to them of such treatments.

PS-25

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of Nomura and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the notes. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of the notes, provided that neither Nomura nor any of its subsidiaries or affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither Nomura nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) (or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by Nomura or any of its affiliates of any rights in connection with the notes, and no advice provided by Nomura or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

  If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh plan), and propose to invest in the notes, you should consult your legal counsel.

PS-26

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Nomura Securities International, Inc. (the “distribution agent”), and the distribution agent has agreed to purchase from us, the aggregate principal amount of the notes specified on the front cover of this pricing supplement. The distribution agent has agreed to purchase the notes from us at 100.00% of the principal amount, resulting in aggregate proceeds to us of $10,000,000. The distribution agent’s commission is equal to 0.00%, or $0 in the aggregate. The distribution agent will offer the notes to which this pricing supplement relates to the public at the public offering price set forth on the front cover of this pricing supplement and to certain dealers at such price less a concession not in excess of 0% of the principal amount of the notes. If all of the notes are not sold at the original issue price, the distribution agent may change the offering price and the other selling terms. We estimate that our share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $45,000.

To the extent the distribution agent resells notes to a broker or dealer less a concession equal to the entire underwriting discount, such broker or dealer may be deemed to be an “underwriter” of the notes as such term is defined in the Securities Act of 1933, as amended. If the distribution agent is unable to sell all the notes at the public offering price, the distribution agent proposes to offer the notes from time to time for sale in negotiated transactions or otherwise, at prices to be determined at the time of sale.

In the future, the distribution agent may repurchase and resell the notes in market-making transactions. For more information about the plan of distribution, the distribution agreement (of which the terms agreement forms a part) and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

The distribution agent is our affiliate and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. The distribution agent is not permitted to sell notes in this offering to any account over which it exercises discretionary authority without the prior specific written approval of the account holder.

The distribution agent and/or its affiliates have performed, and in the future may provide, investment banking and advisory services for us from time to time for which they have received, and expect to receive, customary fees and commissions. The distribution agent and its affiliates may, from time to time, engage in transactions with, and perform services for, us in the ordinary course of business.

We expect delivery of the notes will be made against payment therefor on or about the original issue date specified above (this settlement cycle being referred to as “T+2”).

PS-27